October 3, 2007

Mr. Ezra Green
Clear Skies Group
5020 Sunrise Hwy 2nd floor
Massapequa Park, NY 11762

Dear Mr. Green:

I appreciate your decision to retain Avalanche Strategic Communications (ASC) to render its public relations services. This letter will serve to confirm the terms of those services and will ensure that we have a clear understanding of our agreement from the outset.

SCOPE OF SERVICES TO BE RENDERED

We shall implement a public relations program from October 1, 2007 through September 30, 2008. Any tasks requested by you, but not included within the scope of said services to be rendered will be considered additional work and a separate retainer letter will be prepared.

We will achieve your goals as outlined in the attached “Exhibit A,” as well as a forthcoming timeline.

CONFIDENTIALITY

We acknowledge a duty not to disclose, without your permission, during or after our term of appointment, any Confidential Information, as defined below, that we may have obtained as a result of our relationship with you. Furthermore, we shall use such Confidential Information solely to perform our duties under this agreement and shall refrain from allowing such information to be used in any way for our own private or commercial purposes. We do however, reserve and you acknowledge our right to use any non-confidential information regarding your products, including but not limited to media successes and strategies that we create on your behalf. We will take every reasonable precaution to safeguard any and all of your property entrusted to our custody or control. Furthermore, you agree not to hire any of our employees for as long as we are rendering you our services and for up to three years after said services have been discontinued. Conversely, we agree not to hire any of your employees during said time period.

FEES

In consideration of our retaining this matter and rendering public relations services, you will pay $19,500 per month plus out of pocket expenses. This fee is based upon 136 hours per month of ASC work on behalf of Clear Skies Group. The monthly retainer will be a combination of cash and stock. Clear Skies Group will pay $15,000 per month in cash and $4,500 per month in Clear Skies Group restricted stock. A detailed summary of all work performed shall be provided to Clear Skies Group on a bimonthly basis. The first month’s retainer fee is due upon the signing of this contract.

Avalanche Strategic Communications will defer the first mouth’s payment of 19,500 until November 1, 2007. The payment plan will be as follows:

October, 2007	$0
November, 2007	$39,000 (October and November retainer)

A finance charge of one and one-half percent will be applied to any charges that remain unpaid 30 days after receipt of the monthly invoice. After 45 days, ASC reserves the right to discontinue all work until retainer is paid and up to date.

With respect to the fee charged by us, be assured that we will work in good faith and use our best efforts to be fully productive on your behalf. To maximize our effectiveness, it is understood by both parties that:

•
The work we undertake will be performed at a pace that is reasonable and consistent with the time made available by the monthly fee. Both parties will always utilize timelines in order to prioritize work and meet mutual expectations.

•
The wide range of initiatives that will comprise your public relations program will make it prudent and essential for us to assign priorities to various tasks. This prioritization will proceed with our counsel, but with your representatives as the final authority.

•	In person meetings are crucial in building and maintaining a productive relationship, and will be an expected part of the relationship.

TERMINATION OF SERVICES

This letter agreement may be cancelled by either party with 60 days prior written notice.

RENEWAL

This agreement shall renew automatically for an additional twelve month term at the end of each contract period unless written notification is submitted to us 30 days prior to renewal date.

EXPENSES

Certain expenses may be incurred in providing you with our services. Examples are long distance telephone calls, travel expenses, facsimile transmissions, photocopying charges, postage, envelopes, printing, UPS, Federal Express, messenger expenses, clipping service, Profiler, Press Access, LexisNexis, EdCals, Bacons Media Source, video development, and similar items. These expenses are estimated to be 51,000 per month. 60 days after the execution of this contract, Avalanche Strategic Communications will initiate a clipping service on behalf of Clear Skies Group.

We shall provide you with a detailed itemized accounting of all expenses incurred on your behalf. You agree that expenses incurred by ASC for providing the aforementioned services will be reimbursed by you. Billing of these expenses will be conducted on a monthly basis. All expenses in excess of $200.00 will require your prior written authorization. Certain expenses will be billed directly to you at our discretion.

APPROVAL

If you agree to the terms of our representation as set forth in this letter, please indicate your approval by signing the line above your name(s) at the close of this letter. We would also ask that you return the signed original of this letter.

Thank you very much again for having asked us to undertake these services. Should you have any questions concerning our fee and expense arrangement, or the scope of our services, please call us at your earliest convenience.

Very truly yours,

Keith Zakheim       /s/ Keith Zakheim         Date:     10/7/07
Avalanche Strategic Communications

WE HEREBY APPROVE OF AND AUTHORIZE THE SERVICES TO BE RENDERED, FEE AND EXPENSE ARRANGEMENT AS SET FORTH IN THE FOREGOING LETTER.

Mr. Ezra Green         /s/ Ezra Green            Date:     10/4/07
Clear Skies Group